As filed with the Securities and Exchange Commission on November 8, 2019

Registration No. 333-234221

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1/A

Amendment No. 1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

TRXADE GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	5122	46-3673928
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3840 Land O’ Lakes Boulevard

Land O’ Lakes, Florida 34639

(800) 261-0281
(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Suren Ajjarapu
Chief Executive Officer
Trxade Group, Inc.
3840 Land O’ Lakes Boulevard

Land O’ Lakes, Florida 34639

(800) 261-0281

(Name, address, including zip code, and telephone number,

including area code, of agent for service of process)

Copies To:

David M. Loev, Esq.

John S. Gillies, Esq.

The Loev Law Firm, PC

6300 West Loop South, Suite 280

Bellaire, Texas 77401

Telephone: (713) 524-4110

Facsimile: (713) 524-4122

Email: dloev@loevlaw.com; john@loevlaw.com

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [X]	Smaller reporting company [X]
Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. [  ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.00001 par value per share	4,910,000 shares	$1.03	$5,057,300.00	$656.44	(3)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable by reason of any stock split, stock dividends, recapitalization, or other similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act based upon the last sale reported of the Registrant’s common stock as reported on the OTCQB Market on October 11, 2019.
(3)	Previously paid.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 1 on Form S-1/A (the “Amendment”) amends the Registration Statement on Form S-1 of Trxade Group, Inc. (the “Company”) originally filed with the Securities and Exchange Commission on October 15, 2019 (File No.: 333-234221)(the “Original Filing”). This Amendment is being filed solely to add a final signed version of Exhibit 5.1, which was included in the Original Filing as a form of exhibit.

No other changes have been made in this Amendment to the Original Filing. This Amendment speaks as of the original date of the Original Filing, does not reflect events that may have occurred subsequent to the date of the Original Filing and does not modify or update in any way disclosures made in the Original Filing.

SUBJECT TO COMPLETION, DATED NOVEMBER 8, 2019

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth an estimate of the registrant’s expenses, other than any sales commissions or discounts, in connection with the issuance and distribution of the securities being registered hereby. All amounts are estimates except the SEC registration fee.

Securities and Exchange Commission registration fee	$689.86
Accounting fees and expenses	5,000.00	*
Legal fees and expenses	37,500.00	*
Miscellaneous	10,000.00	*
Total	$53,189.86

*	Indicates expenses that have been estimated for filing purposes only.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law (“DGCL”) authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors, and other corporate agents.

Pursuant to the Company’s Certificate of Incorporation:

●	A director of the Company shall, to the fullest extent permitted by the DGCL as it now exists or as it may hereafter be amended, not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exception from liability is not permitted under the DGCL as the same exists or may hereafter be amended; and

●	To the fullest extent permitted by applicable law, the Company is authorized to provide indemnification of, and advancement of expenses to, such agents of the Company (and any other persons to which Delaware law permits the Company to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to the Company, its stockholders and others.

Section 145 of the DGCL, provides, among other things, that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided further that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) which such officer or director has actually and reasonably incurred.

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Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify such person under Section 145.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, any provision of our amended and certificate of incorporation, our amended and restated bylaws, agreement, vote of stockholders or disinterested directors or otherwise. Notwithstanding the foregoing, we shall not be obligated to indemnify a director or officer in respect of a proceeding (or part thereof) instituted by such director or officer, unless such proceeding (or part thereof) has been authorized by the board of directors pursuant to the applicable procedure outlined in the amended and restated bylaws.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held jointly and severally liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

The Company’s policy is to enter into separate indemnification agreements with each of its directors and officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the DGCL and also to provide for certain additional procedural protections. The Company also maintains directors and officers’ insurance to insure such persons against certain liabilities. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

During the year ended 2016

Under a Private Offer Memorandum, 200,000 shares of common stock were sold for $300,000 cash, which included 100,000 shares in June 2016 and 100,000 shares in August 2016. The common stock was sold at $1.50 per share. In connection with this common stock offering warrants to purchase 50,000 shares of common stock were issued at a strike price of $0.01 and an expiration date of five years. Warrants were exercised for 25,000 shares of common stock at $.01 for $240.

In September and October 2016, convertible promissory notes were issued in the aggregate amount of $211,725 to a related party, Nitil Patel, the brother of Prashant Patel, our President and major stockholder. The term of the notes was one year. Simple interest of 10% is payable at the maturity date of the notes. Prior to maturity the notes may be converted for common stock at a conversion price of $0.62. In connection with the notes, the holders of the notes were granted warrants to purchase 52,861 shares of common stock. These warrants were issued at a strike price of $0.62 and an expiration date of five years from date of issuance.

In October 2016 and December 2016 additional secured convertible promissory notes totaling $300,000 were issued in connection with similarly issued notes, first issued in October 2015. The term of the notes was three years, and these notes, together with other similarly issued notes, were cancelled in connection with the sale of Westminster Pharmaceuticals, LLC, a Delaware limited liability company (“Westminster”) in December 2016. The holder of the note was granted a warrant to purchase a total of 183,335 shares of common stock at a strike price of $0.01 and an expiration date of five years from date of issuance.

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On December 31, 2016, the Company entered into and consummated the sale of 100% of its equity interests in its wholly owned subsidiary, Westminster. The purchase price for Westminster included the cancellation of $1,500,000 of indebtedness with the buyer under the secured promissory note and the issuance of a warrant to purchase 1,500,000 shares of the Company’s common stock. The warrants were issued at a strike price of $0.01 per share and have an expiration date of five years from date of grant under the term and conditions of a warrant agreement.

Stock Options to purchase 740,000 shares of common stock were granted during 2016 to employees. These options vest in up to 5 years and are granted with an exercise price of between $0.75 - $1.60 per share and an expiration date up to five years after the last vesting period. The last options expire December 2026.

During the year ended 2017

In January 2017, pursuant to a Private Offering Memorandum, 250,000 shares of common stock were sold for $250,000 cash. The common stock was sold at $1.00 per share. In connection with this common stock offering, warrants to purchase 87,500 shares of common stock were issued with a strike price of $0.01 and an expiration date of five years.

In February 2017, the Company issued 25,000 shares of common stock when warrants were exercised at a $0.01 strike price for a total of $250. In March 2017, the Company issued 50,000 shares of common stock for services performed for the Company and valued at fair value of $12,500.

Stock options to purchase 263,846 shares of common stock were granted during 2017 to employees. These options vest over a period of 5 years, are granted with an exercise price of between $0.41 - $1.02 per share and have a term of 10 years. The last options expire October 2027.

During the year end 2018

In July 2018, under a Private Offer Memorandum, 300,000 shares of common stock were sold for $300,000 cash. The common stock was sold at $1.00 per share. In connection with this common stock offering, warrants to purchase 161,538 shares of common stock were issued with a strike price of $0.01 and an expiration date of five years.

In November 2018, under a Private Offer Memorandum, 1,000,000 shares of common stock were sold for $500,000 cash. The common stock was sold at $0.50 per share.

In 2018, 161,538 warrants were issued related to common shares sold for cash, 10,000 were issued for renewal of convertible debt, 405,507 were issued related to the acquisition of Community Specialty Pharmacy, LLC.

Stock options to purchase 560,400 shares of common stock were granted during 2018 to employees. These options vest over a period of 4 to 5 years, are granted with an exercise price of between $0.41 - $1.02 per share and have a term of 10 years. The last options expire April 2028.

During the Past Year

In February 2019, convertible promissory notes issued in 2015 for $150,000 were amended to a conversion price of $0.50 and principal and accrued interest totaling $211,983 were then converted to 423,966 common shares. In addition, 16,666 of warrants that were issued in 2014 with an exercise price of $0.01 were converted to 16,666 of common shares.

In April and May 2019, options to purchase 505,000 shares of common stock were approved by the Compensation Committee of the Board of Directors and issued to employees, contractors and board members under our 2014 Equity Incentive Plan. The options were granted with an exercise price ranging from $0.41 to $0.44 and a term of 10 years from the grant date. The options vest over a period ranging from four to five years.

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On July 10, 2019, we entered into a securities Purchase Agreement with R.S.N., LLC with respect to the private placement of 2,000,000 shares of our common stock at a purchase price of $0.50 per share, for gross proceeds of $1,000,000. This transaction closed on July 30, 2019.

On September 30, 2019, we closed the sale of securities pursuant to Securities Purchase Agreements entered into with certain accredited investors with respect to the private placement of 2,910,000 shares of our common stock at a purchase price of $0.50 per share, for gross proceeds of $1,455,000. Subscribers included Bedford Falls Capital, which is controlled by Gary Augusta, our director (1,000,000 shares); Nitesh Patel, who is the cousin of Prashant Patel, our director and President (40,000 shares); Shilpa Patel, who is the spouse of Nitesh Patel, the brother of Prashant Patel our director and President (20,000 shares); and Nitil Patel, the brother of Prashant Patel, our director and President, (200,000 shares).

Further, on September 30, 2019, the Company converted $175,000 of principal under various outstanding promissory notes (“Promissory Notes”) into 350,000 shares common stock of the Company at $0.50 per share under the terms of the Securities Purchase Agreement referenced above.

The combined total of the transactions detailed above was $2,630,000 of investment and conversion of principal under various Promissory Notes into an aggregate total 5,260,000 shares of common stock.

* * * * * * *

The use of proceeds associated with the above listed sales of unregistered securities was for general working capital purposes.

The issuances and grants described above were exempt from registration pursuant to Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering pursuant to benefit plans and contracts relating to compensation as provided under Rule 701, or were exempt offerings under Section 4(a)(2), Rule 506 of Regulation D and/or Regulation S of the Securities Act, since the foregoing issuances and grants did not involve a public offering, the recipients took the securities for investment and not resale, we took take appropriate measures to restrict transfer, and the recipients were (a) “accredited investors”; (b) had access to similar documentation and information as would be required in a Registration Statement under the Act; (c) were non U.S. persons; and/or (d) were officers or directors of the Company. The securities are subject to transfer restrictions, and the certificates evidencing the securities contain an appropriate legend stating that such securities have not been registered under the Securities Act and may not be offered or sold absent registration or pursuant to an exemption therefrom. The securities were not registered under the Securities Act and such securities may not be offered or sold in the United States absent registration or an exemption from registration under the Securities Act and any applicable state securities laws.

ITEM 16. EXHIBITS

(a) Exhibits Pursuant to Item 601 of Regulation S-K:

A list of exhibits filed with this registration statement on Form S-1/A is set forth on the Exhibit Index and is incorporated herein by reference.

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ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Land O’ Lakes, State of Florida on the 8th day of November 2019.

TRXADE GROUP, INC.

/s/ Suren Ajjarapu
By:	Suren Ajjarapu, Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Suren Ajjarapu	Chairman of the Board, Chief Executive Officer and Secretary	November 8, 2019
Suren Ajjarapu	(Principal Executive Officer)

*	Chief Financial Officer	November 8, 2019
Howard A. Doss	(Principal Financial and Accounting Officer)

*	Director, President and Chief Operating Officer	November 8, 2019
Prashant Patel

*	Director	November 8, 2019
Donald G. Fell

	Director	November 8, 2019
Michael L. Peterson

*	Director	November 8, 2019
Gary Augusta

*	By:	/s/ Suren Ajjarapu
Suren Ajjarapu Attorney-in-fact

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EXHIBIT INDEX

		Incorporated by Reference				Filed Herewith
Exhibit No.	Description	Form	File No.	Exhibit	Filing Date
2.1	Membership Interest Purchase Agreement	8-K	000-55218	2.01	Oct 16, 2018
2.2	Purchase and Sale Agreement	8-K	000-55218	2.01	Jan 5, 2017
3.1	Second Amended and Restated Certificate of Incorporation of Trxade Group, Inc.	S-1	333-234221	3.1	Oct 15, 2019
3.2	Amended and Restated Bylaws of Trxade Group, Inc.	10-12G/A	000-55218	3.1	July 24, 2014
5.1	Opinion and consent of The Loev Law Firm, PC re: the legality of the securities being registered					X
10.1	Promissory Note	8-K	000-55218	2.02	Oct 16, 2018
10.2	Revocable Warrant	8-K	000-55218	2.03	Oct 16, 2018
10.3	Warrant Agreement	8-K	000-55218	2.02	Jan 5, 2017
10.4	Indemnification Agreement	10-K	000-55218	10.1	March 22, 2019
10.5	Contribution Agreement	8-K	000-55218	10.1	Jan 22, 2019
10.6	Technology Integration Agreement	8-K	000-55218	10.2	Jan 22, 2019
10.7	Operating Agreement	8-K	000-55218	10.3	Jan 22, 2019
10.8	Shareholder Agreement	8-K	000-55218	10.4	Jan 22, 2019
10.9	Subscription Agreement	8-K	000-55218	10.5	Jan 22, 2019
10.10	Letter Agreement	8-K	000-55218	10.6	Jan 22, 2019
10.11	Form of Securities Purchase Agreement	8-K	000-55218	10.1	Nov 14, 2018
10.12	Form of Securities Purchase Agreement	8-K	000-55218	10.1	July 13, 2018
10.13	Form of Investment Warrant Agreement	8-K	000-55218	10.2	July 13, 2018
10.14	Promissory Note with Sansur Associates LLC	8-K	000-55218	10.1	July 5, 2017
10.15	Promissory Note with Prashant Patel	8-K	000-55218	10.2	July 5, 2017
10.16	Form of Indemnification Agreement	8-K	000-55218	10.1	Aug 25, 2016
10.17	Amendment to Convertible Note Agreement and Note	8-K	000-55218	10.1	June 3, 2016
10.18	Amendment to Ajjarapu Executive Employment Agreement	10-K	000-55218	10.14	March 28, 2016

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10.19	Note Purchase Agreement	8-K	000-55218	10.1	Oct 27, 2015
10.20	Form of Note	8-K	000-55218	10.2	Oct 27, 2015
10.21	Form of Warrant	8-K	000-55218	10.3	Oct 27, 2015
10.22	Indemnification Agreement	8-K	000-55218	10.1	Mar 18, 2015
10.23	Indemnification Agreement	8-K	000-55218	10.1	Dec 23, 2014
10.24	Subscription Agreement	8-K	000-55218	10.1	Sep 26, 2014
10.25	Warrant Agreement	8-K	000-55218	10.2	Sep 26, 2014
10.26	Registration Rights Agreement	8-K	000-55218	10.3	Sep 26, 2014
10.27	RxTPL Logistics Services Agreement	10-12G/A	000-55218	10.9	Sept 5, 2016
10.28	Employment Agreement - Suren Ajjarapu	10-12G/A	000-55218	10.5	July 24, 2014
10.29	Employment Agreement - Prashant Patel	10-12G/A	000-55218	10.6	July 24, 2014
10.30	Related Parties - Promissory Note Patel	10-12G/A	000-55218	10.7	July 24, 2014
10.31	Related Parties - Promissory Note Sansur	10-12G/A	000-55218	10.8	July 24, 2014
10.32	Bylaws of Trxade Group, Inc.	10-12G	000-55218	3.1	June 11, 2014
10.33	2014 Equity Incentive Plan	10-12G	000-55218	10.3	June 11, 2014
10.34	Merger and Reorganization Agreement of XCELLINK INTERNATIONAL, INC., a Delaware corporation (predecessor to Trxade Group, Inc. a Delaware corporation) and Trxade Group, Inc., a Nevada corporation	10-12G	000-55218	10.1	June 11, 2014
10.35	Form of Indemnification Agreement entered into between Trxade Group, Inc. and its directors and certain officers	10-12G	000-55218	10.4	June 11, 2014
10.36	Series A Preferred Stock Purchase Agreement	10-12G	000-55218	10.2	June 11, 2014
10.37	Form of Securities Purchase Agreement (July 30, 2019 Offering)	8-K	000-55218	10.1	July 11, 2019
10.38	Form of Securities Purchase Agreement (September 30, 2019 Offering)	8-K	000-55218	10.1	October 2, 2019
10.39	Trxade Group, Inc. 2019 Equity Incentive Plan	8-K	000-55218	10.1	October 15, 2019
14.1	Code of Ethics	10-K	000-55218	14.1	Mar 23, 2015
23.1	Consent of Independent Registered Public Accounting Firm	S-1	333-234221	23.1	Oct 15, 2019
23.2	Consent of The Loev Law Firm, PC (included in Exhibit 5.1)					X
24.1	Power of Attorney (included on signature page of Original Form S-1 Registration Statement)	S-1	333-234221	N/A	Oct 15, 2019
101.INS	XBRL Instance Document	S-1	333-234221	101.INS	Oct 15, 2019
101.SCH	XBRL Taxonomy Extension Schema Document	S-1	333-234221	101.SCH	Oct 15, 2019
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document	S-1	333-234221	101.CAL	Oct 15, 2019
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document	S-1	333-234221	101.DEF	Oct 15, 2019
101.LAB	XBRL Taxonomy Extension Label Linkbase Document	S-1	333-234221	101.LAB	Oct 15, 2019
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document	S-1	333-234221	101.PRE	Oct 15, 2019

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